Exhibit 99.1

Sunnova Energy International Inc. 20 Greenway Plaza, Suite 475 Houston, TX 77046 sunnova.com

Sunnova Appoints Former FERC Commissioner Nora Mead Brownell to Its Board of Directors

HOUSTON, October 23 — Sunnova Energy International Inc. (NYSE: NOVA) announced today the appointment of Nora Mead Brownell as an independent Class II director of the Company's Board of Directors effective Monday, October 26th, 2020.

“As an energy executive, entrepreneur, and former FERC commissioner, Nora’s career has been centered on a longstanding and unwavering commitment to fostering competitive markets to serve the public interest and we are thrilled to have her joining Sunnova’s Board of Directors,” said William J. (John) Berger, Chief Executive Officer of Sunnova. “Nora’s notable industry experience and her vision for the future of energy services will be instrumental as we look to continue our mission to power energy independence and expand our Sunnova network of customers and energy services.”

Brownell is a former Commissioner of the Federal Energy Regulatory Commission where she served a term from May 2001 to June 2006, and a former member of the Pennsylvania Public Utility Commission where she served from 1997 until 2001. Brownell’s prior public company board service includes: PG & E Corporation from April 2019 until June 2020, where she served as Chair of the Board of Directors; National Grid PLC from June 2012 until April 2019 where she served on the Remunerations, Nominations, Safety and Environment and Health committees; and Spectra Energy Partners, LP from May 2007 until November 2018, where she served on the Audit and Conflicts committees.

Since 2009, Brownell has served as a co-founder and principal of Espy Energy Solutions LLC, an energy consulting group that provides strategic planning, marketing, business planning, and other consulting services to energy utilities, equipment manufacturers, service providers and financial institutions evaluating energy investments. Brownell is also currently a director of the Morgan Stanley Infrastructure Advisory Board, where she has served since June 2014, and of Mead Family Investments (previously Times Publishing Co.), where she has served since 1996.

ABOUT SUNNOVA

Sunnova Energy International Inc. (NYSE: NOVA) is a leading residential solar and energy storage service provider, with customers across the U.S. and its territories. Sunnova's goal is to be the source of clean, affordable and reliable energy, with a simple mission: to power energy independence so that homeowners have the freedom to live life uninterrupted™.